Exhibit H

BALANCE SHEET—DECEMBER 31, 2003

(000’s)

	Allegheny Energy Supply Hunlock Creek, LLC	Allegheny Energy Supply Gleason Generating Facility, LLC	Allegheny Energy Supply Wheatland Generating Facility, LLC	Allegheny Energy Supply Lincoln Generating Facility, LLC	Acadia Bay Energy Company, LLC
ASSETS
Current assets:
Cash and temporary cash investments	0	2,657	1,734	6,401	0
Accounts receivable—other	49	0	0	0	0
—affiliated	0	20,889	12,405	18,741	35,224
Materials and supplies—at average cost	0	868	704	687	0
Taxes receivable—nonaffiliated	18	0	0	0	9,160
Other current assets	0	602	1	1	0

Total Current Assets	67	25,016	14,844	25,830	44,384

Property, plant and equipment:
At original cost	0	321,614	300,515	422,176	0
Accumulated depreciation	0	(24,595)	(23,469)	(32,882)	0

Subtotal	0	297,019	277,046	389,294	0
Construction work in progress	0	1,482	0	745	1

Net Property, Plant and Equipment	0	298,501	277,046	390,039	1

Investments and other assets:
Unregulated investments	16,107	0	0	0	0
Deferred charges:
Deferred income taxes	46	0	0	0	28,049
Other deferred charges	0	34,228	0	0	0

Total Deferred Charges	46	34,228	0	0	28,049

Total assets	16,220	357,745	291,890	415,869	72,434

Exhibit H

BALANCE SHEET—DECEMBER 31, 2003

(000’s)

	Allegheny Energy Supply Hunlock Creek, LLC	Allegheny Energy Supply Gleason Generating Facility, LLC	Allegheny Energy Supply Wheatland Generating Facility, LLC	Allegheny Energy Supply Lincoln Generating Facility, LLC	Acadia Bay Energy Company, LLC
CAPITALIZATION AND LIABILITIES
Current liabilities:
Long-term debt due within 1 year	0	0	0	0	0
Debentures, notes and bonds (see pages A-6, A-7, A-8, A-9, A-10)	0	0	0	0	0
Accounts payable	0	2,506	110	110	0
Accounts payable to affiliates	487	0	0	0	0
Taxes accrued—other	0	15	475	510	0
Interest accrued	0	0	0	0	109
Contract termination costs	0	0	0	0	259
Other current liabilities	0	0	0	110	0

Total Current Liabilities	487	2,521	585	730	368

Long-term notes and advances—affiliated	0	0	0	0	2,611
Deferred credits and other liabilities:
Taxes payable to affiliates	0	0	0	0	381
Deferred income taxes	0	0	0	0	0
Other	0	0	0	9,523	8,106

Total Deferred Credits and Other Liabilities	0	0	0	9,523	8,487

Capitalization:
Members equity	15,733	355,224	291,305	405,616	60,968

Total capitalization and liabilities	16,220	357,745	291,890	415,869	72,434

Exhibit H

STATEMENT OF OPERATIONS FOR YEAR ENDED DECEMBER 31, 2003

(000’s)

	Allegheny Energy Supply Hunlock Creek, LLC	Allegheny Energy Supply Gleason Generating Facility, LLC	Allegheny Energy Supply Wheatland Generating Facility, LLC	Allegheny Energy Supply Lincoln Generating Facility, LLC	Acadia Bay Energy Company, LLC
Operating revenues:
Total operating revenues	0	17,991	10,596	27,680	0

Cost of revenues:
Fuel consumed for electric generation	0	447	293	1,583	0
Purchased energy and transmission	0	0	0	421	0

Total cost of revenues	0	447	293	2,004	0

Net revenues	0	17,544	10,303	25,676	0

Other Operating expenses:
Operation expense	2	6,649	1,668	2,387	1,970
Depreciation and amortization	0	9,535	8,824	12,361	0
Taxes other than income taxes	38	1,270	(136)	739	41

Total other operating expenses	40	17,454	10,356	15,487	2,011

Other income and expenses, net	0	(72)	24	22	166
Interest charges—interest on debt	0	18	(29)	10,211	108
Federal and state income tax expense (benefit)	(20)	0	0	0	1,878

Net Income (loss)	(20)	0	0	0	(3,831)

Exhibit H

STATEMENT OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2003

(000’s)

	Allegheny Energy Supply Hunlock Creek, LLC	Allegheny Energy Supply Gleason Generating Facility, LLC	Allegheny Energy Supply Wheatland Generating Facility, LLC	Allegheny Energy Supply Lincoln Generating Facility, LLC	Acadia Bay Energy Company, LLC
Cash Flows from Operations:
Net income (loss)	(20)	0	0	0	(3,831)
Depreciation and amortization	0	9,535	8,824	12,361	0
Deferred investment credit and income taxes, net	8	0	0	0	45,545
Loss (gain) on disposal of assets	0	5,237	0	0	0
Changes in certain assets and liabilities:
Accounts receivable, net	0	0	0	0	0
Accounts receivable from affiliates, net	0	(11,509)	(9,709)	(11,265)	(35,224)
Materials and supplies	0	(517)	(16)	(31)	0
Taxes receivable / accrued, net	(18)	8	(428)	(1,055)	(9,176)
Accounts payable	0	(8,939)	(45)	(37)	(155)
Accounts payable to affiliates	(8)	0	0	(307)	0
Prepayments	0	10	0	0	0
Accrued payroll	0	0	0	8	0
Commodity contract termination costs	0	0	0	0	(47,706)
Other	(1)	2,601	2	2,776	427

Total Cash Flows from Operations	(39)	(3,574)	(1,372)	2,450	(50,120)

Cash Flows used in Investing:
Construction expenditures	0	(82)	0	(745)	(1)
Other investments	2,900	0	0	0	0

Total Cash Flows used in Investing	2,900	(82)	0	(745)	(1)

Cash Flows from (used in) Financing:
Retirement of notes, bonds, and other long-term debt	0	0	0	0	(119,998)
Notes payable to parent and affiliates	0	0	0	(2,789)	104
Parent company contribution	57	3,601	1	0	170,015
Return of parent company capital contribution	(2,918)	0	0	0	0
Dividends paid to parent	0	0	0	0	0

Total Cash Flows from (used in) Financing	(2,861)	3,601	1	(2,789)	50,121

Effect of Merger of Subsidiaries on Cash Investments	0	0	0	4,998	0
Net Change in Cash and Temporary
Cash Investments	0	(55)	(1,371)	3,914	0
Cash and Temporary Cash Investments at January 1	0	2,712	3,105	2,487	0

Cash and Temporary Cash Investments at December 31	0	2,657	1,734	6,401	0

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	0	18	0	9,074	0
Income taxes	0	0	0	0	0